Exhibit 10.10

WCI COMMUNITIES, INC.

NON-EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

This WCI Communities, Inc. Non-Executive Change in Control Severance Plan (the “Plan”) is being adopted by WCI Communities, Inc. (together with any successors thereto, “WCI Communities” and WCI Communities, together with its subsidiaries, the “Company”). The Plan, as set forth herein, is intended to provide severance pay to the certain non-executive employees whose service with the Company is terminated due to certain qualifying events as described herein, and is intended to reinforce and encourage the continued attention and dedication of these individuals.

1. Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

1.1 “Administrator” means the Chief Executive Officer and the General Counsel of WCI Communities or such other senior officer or officers of WCI Communities who is or are appointed by the Chief Executive Officer and/or the General Counsel to administer the Plan.

1.2 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.3 “Base Compensation” means:

(a) With respect to a Participant who is a full-time employee, the Participant’s annual base salary rate or hourly wage rate in effect immediately prior to a Qualifying Termination, as determined without regard to any reduction in annual base salary or hourly wage rate, as applicable, that occurs on or after a Change in Control.

(b) With respect to a Participant who is a part-time employee, the Participant’s annual base salary rate or hourly wage rate in effect immediately prior to a Qualifying Termination based on his or her scheduled hours of work per week in effect immediately prior to such Qualifying Termination, as determined without regard to any reduction in annual base salary or hourly wage rate, as applicable, or scheduled hours of work per week, that occurs on or after a Change in Control. Subject to the preceding sentence, the Participant’s scheduled hours shall be determined by the Administrator in its good faith discretion.

For the avoidance of doubt, a Participant’s Base Compensation shall not include any bonus, commission or other equity or incentive compensation.

1.4 “Benefit Continuation Period” means, with respect to a Participant who is a full-time employee, the product of (a) one (1) month and (b) the number of such Participant’s completed Years of Service, up to a maximum of (i) six (6) months for a Participant who has a title of “Vice President” or above immediately prior to the Change in Control and (ii) three (3) months for a Participant who has a title below “Vice President” as of immediately prior to the Change in Control; provided that, with respect to any Participant who has been employed by the Company for less than one consecutive 12-month period of employment since his or her most recent date of hire (and thus has no Years of Service) and any Participant who is a part-time employee, the “Benefit Continuation Period” shall equal zero (0) months.

1.5 “Board” means the Board of Directors of WCI Communities.

1.6 “Cash Severance” means an amount equal to:

(a) With respect to a Participant who is a full-time employee, the product of (a) one (1) month of such Participant’s Base Compensation and (b) the number of such Participant’s completed Years of Service, up to a maximum of (i) six (6) months of such Participant’s Base Compensation for a Participant who has a title of “Vice President” or above immediately prior to the Change in Control and (ii) three (3) months of such Participant’s Base Compensation for a Participant who has a title below “Vice President” as of immediately prior to the Change in Control; provided that, with respect to any Participant who has been employed by the Company for less than one consecutive 12-month period of employment since his or her most recent date of hire (and thus has no Years of Service), “Cash Severance” shall equal two (2) weeks’ of such Participant’s Base Compensation.

(b) With respect to a Participant who is a part-time employee, two (2) weeks’ of such Participant’s Base Compensation.

1.7 “Cause” shall, with respect to a Participant, have the meaning provided in any employment agreement between such Participant and the Company or, if no such agreement (or such agreement does not define “Cause”), shall mean (a) such Participant’s commission of any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) such Participant’s commission of intentional acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business, (c) such Participant’s refusal to, or willfully failed to, perform his or her material duties to the Company, or (d) such Participant’s material violation of any written Company policies or procedures. Any voluntary termination of employment by a Participant in anticipation of a termination for Cause under this Section 1.7 shall be deemed a termination for Cause.

1.8 “Change in Control” shall have the meaning set forth in the WCI Communities, Inc. 2014 Incentive Award Plan, as amended from time to time.

1.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10 Date of Termination” means the date on which a Participant experiences a Qualifying Termination.

1.11 “Good Reason” shall, with respect to a Participant, have the meaning provided in any employment agreement between such Participant and the Company or, if no such agreement (or such agreement does not define “Good Reason”), shall mean (a) a material reduction in such Participant’s base salary (or wage rate), or (b) a requirement by the Company that such Participant change his or her principal place of employment to a location outside of a fifty (50)-mile radius of his or her principal place of employment as of the date of consummation of the Change in Control; provided, however, that the occurrence of any event described in this Section 1.11 may only constitute Good Reason if (i) the Participant gives the Company written notice of his or her intention to terminate his or her employment for Good Reason, stating the event constituting grounds for such termination within sixty (60) days of the occurrence of such event; (ii) the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of such written notice from the Participant; and (iii) the Participant terminates his or her employment within one hundred twenty (120) days following the occurrence of such event.

1.12 “Participant” means any employee, whether full-time or part-time, employed by the Company as of immediately prior to the Change in Control; provided that, unless otherwise determined by the Administrator, the following Persons shall not constitute Participants:

(a) any employees of the Company who are party to an effective written employment arrangement that provides for severance benefits, separation or similar post-termination compensation and/or benefits;

(b) any employees who have been employed with the Company for ninety (90) days or less;

(c) any employee whose cash compensation consists of all or substantially all commission-based payments; and

(d) any seasonal or temporary employees.

1.13 “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

1.14 “Qualifying Termination” means a Participant’s termination of employment (a) by the Company without Cause, or (b) by the Participant for Good Reason, in either case, on or within twelve (12) months after the effective date of a Change in Control. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (i) solely due to a termination of the Participant’s employment or service with the Company in connection with a Change in Control where the Participant is offered comparable employment or service or accepts comparable employment or service with the Successor Entity (or an affiliate thereof), or (ii) as a result of the Participant’s death or disability.

1.15 “Release” means a general release of claims for the benefit of the Company and its Affiliates in the Company’s then-applicable form.

1.16 “Section 409A” means Section 409A of the Code, together with Department of Treasury regulations and other official guidance promulgated thereunder.

1.17 “Separation from Service” means a Participant’s “separation from service” from the Company within the meaning of Section 409A.

1.18 “Severance” means, with respect to a Participant, collectively, such Participant’s Cash Severance and Continued Benefits, if any.

1.19 “Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company (including its shares) following a Change in Control.

1.20 “Years of Service” means the consecutive 12-month periods of employment ending on the anniversaries of the Participant’s most recent date of hire, whether occurring before or after the Effective Date.

2. Effectiveness of the Plan. The Plan shall become effective upon the date on which it is adopted by the Board.

3. Administration. Subject to Section 10.3 hereof, the Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate.

4. Severance.

4.1 Eligibility. If a Participant experiences a Qualifying Termination, then subject to and conditioned upon the Participant’s execution and non-revocation of a Release in accordance with Section 4.2 hereof and subject to Sections 5.3 and 7 hereof:

(a) The Company shall pay the Cash Severance to such Participant, in a single lump sum on the first payroll date occurring on or after the 60th day following the Date of Termination; and

(b) If the Participant elects COBRA continuation coverage, the Company shall pay for such health insurance coverage through the end of the Benefit Continuation Period (or, if shorter, until the date the Participant becomes eligible for coverage under another group health plan) at the same rate as it pays for health insurance coverage for its active employees (with the Participant required to pay for any employee-paid portion of such coverage) (such continued coverage, the “Continued Benefits”). After the Benefit Continuation Period concludes, the Participant shall be responsible for the payment of all premiums attributable to COBRA continuation coverage. Nothing herein provided, however, shall be construed to extend the period of time over which such COBRA continuation coverage otherwise may be provided to the Participant and his dependents.

4.2 Release. Notwithstanding anything herein to the contrary, a Participant shall not be eligible to receive any Severance under the Plan unless he or she first executes a Release within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and does not revoke such Release within seven days thereafter.

4.3 Accrued Obligations. In addition to the Severance, if a Participant experiences a Qualifying Termination, then (a) the Company shall pay the Participant any unpaid base salary or hourly wage rate due for periods prior to and including the Date of Termination; and (b) the Company shall pay the Participant all of the Participant’s accrued and unused vacation and paid time-off through the Date of Termination in accordance with the applicable Company program or policy.

4.4 Limitations. Notwithstanding any provision of this Plan to the contrary, if (a) prior to a Change in Control, a Participant’s employment or service with the Company is terminated for any reason, (b) on or after the Change in Control, such Participant’s employment or service with the Company is terminated other than due to a Qualifying Termination, or (c) a Participant fails to timely execute a Release (or revokes a Release), such Participant shall have no right to receive any Severance under this Section 4. The Company shall, promptly following any Qualifying Termination (and in any event within seven (7) days thereafter), furnish a Release in executable format to the affected Participant.

5. Section 409A.

5.1 General. To the extent applicable, this Plan shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Company determines that any compensation or benefits payable under this Plan may not be either compliant with or exempt from Section 409A, the Company may adopt such amendments to this Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Plan from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that (i) no such action shall be taken without a Participant’s written consent to the extent that any such action would adversely affect such Participant’s rights hereunder, and (ii) this Section 5.1 shall not create any obligation on the part of the Company or any of its Affiliates to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company or any of its Affiliates have any liability for failing to do so.

5.2 Release. Any Severance subject to Section 409A that is subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

5.3 Non-qualified Deferred Compensation; Potential Six-Month Delay. For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.” Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six-month period following such Participant’s Separation from Service to the extent that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6. No Mitigation. No Participant shall be required to seek other employment or service or to attempt in any way to reduce or mitigate any Severance payable under this Plan, and the amount of any such Severance shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

7. Section 280G. If any payment due under the Plan, together with all other payments and benefits that a Participant receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities (all such payments, the “Total Payments”), would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Code, the amounts that are otherwise payable under the Plan will either (a) be delivered in full, or (b) be limited to the minimum extent necessary to ensure that no portion of the Total Payments will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code. All determinations required to be made under this Section 7 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code selected by the Company and such determinations shall be final and binding on all Persons.

8. Successors.

8.1 Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company, any Successor Entity and their successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan. For all purposes of this Plan, the term “Company” shall include any successor to the Company’s business and/or assets (whether by contract or by operation of law).

8.2 Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

9. Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, FL 34134

Attn: General Counsel

10. Miscellaneous.

10.1 Entire Plan. This Plan contains the entire understanding of the parties relating to the subject matter hereof.

10.2 No Right to Continued Service. Nothing contained in this Plan shall (a) confer upon any Participant or any other Person any right to continue as an employee or other service provider of the Company or any of its Affiliates, (b) constitute any contract of employment or service or agreement to continue employment or service for any particular period, or (c) interfere in any way with the right of the Company or any of its Affiliates to terminate a service relationship with any Participant, with or without Cause.

10.3 Termination and Amendment of Plan. Prior to the consummation of the first Change in Control to occur following the adoption of this Plan, this Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. For a period of one year from and after the consummation of such Change in Control, this Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. After the expiration of such one-year period, this Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

10.4 Withholding. The Company and its Affiliates shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance payable under this Plan.

10.5 Benefits not Assignable. Except as otherwise provided herein or by law, (a) no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, (b) no attempted assignment or transfer thereof shall be effective and (c) no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.6 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Florida without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

10.7 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.8 Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

10.9 Expenses. The expenses of administering the Plan shall be borne by the Company or any Successor Entity.

10.10 Unfunded Plan. The Plan is intended to be an “unfunded” plan with respect to Severance payments. With respect to any Severance payments not yet made to a Participant, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company or any Successor Entity.